Condensed Interim Financial Statements

As at 30 June 2017

(Unaudited)

www.coebank.org

CEB – Condensed Interim Financial Statements as at 30 June 2017	1

Comments on financial results as at 30 June 2017 (unaudited)

In an improving European environment, the CEB achieved a very good operational performance during the first half of 2017, effectively fulfilling its social mandate in Europe.

At 30 June 2017, the amounts of projects approved (€ 2.3 billion) and loans disbursed (€ 811.5 million) were in line with the objectives defined in the Development Plan for 2017-2019. The stock of projects approved awaiting financing reached € 7.1 billion at 30 June 2017 (31 December 2016: € 5.7 billion), of which 50.5% were in favour of target countries in Central, Eastern and South Eastern Europe. Loans outstanding increased slightly to € 13.9 billion at 30 June 2017 compared to € 13.7 billion at year-end 2016.

The prudential ratios of the Bank remained within their respective limits.

Debt securities in issue, including bonds and short term borrowing (Euro Commercial Paper), amounted to € 19.7 billion at 30 June 2017. During the first half of 2017, the Bank issued bonds with a principal amount of € 2.3 billion. The amount of bonds, which support the Bank’s operations, decreased from € 19.2 billion at 31 December 2016 to € 18.0 billion at 30 June 2017, mainly due to repayments and to exchange rate variation during this period.

Net profit (unaudited) at 30 June 2017 amounted to € 58.6 million, i.e. an increase of € 11.7 million (25.0%) compared to the same period in 2016. This development is mainly due to the positive impact of financial instruments at fair value through profit or loss (€ 12.0 million).

At 30 June 2017, equity stood at € 2.9 billion, an increase of € 0.1 billion compared to year-end 2016 (€ 2.8 billion). Own funds (equity plus uncalled capital) amounted to € 7 768.0 million compared to € 7 671.7 million at 31 December 2016.

In million euros

	30/06/2017 (*)	30/06/2016 (*)	31/12/2016
Projects approved	2,282	2,869	3,451
Stock of projects	7,111	6,599	5,651
Loans disbursed	811	799	2,037
Loans outstanding	13,944	13,243	13,715
Bonds issued	2,253	2,635	3,140
Debt securities in issue	19,663	20,167	19,222
Net profit	59	47	105
Equity	2,908	2,762	2,812
Own funds	7,768	7,622	7,672
Total assets	25,305	26,851	25,603
(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2017	2

FINANCIAL STATEMENTS

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank contributes to the implementation of socially-orientated investment projects through three major sectorial lines of action, namely:

●

Sustainable and inclusive growth, with emphasis on socially oriented components and particularly on public infrastructure with social vocation, job creation and preservation, access to labour market, housing and integration of vulnerable groups

●	Integration of refugees, displaced persons and migrants

●	Climate action: developing mitigation and adaptation measures.

In accordance with Administrative Council Resolution 1587 (2016), the three sectorial lines of action involve the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups, social housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructure, supporting micro, small and medium-sized enterprises for the creation and preservation of viable jobs.

CEB – Condensed Interim Financial Statements as at 30 June 2017	3

Balance sheet

As at 30 June 2017 (unaudited) and 31 December 2016 (audited)

			In thousand euros
Assets	Notes	30/06/2017	31/12/2016

Cash in hand, balances with central banks		408,327	648,960

Financial assets at fair value through profit or loss		496,867	1,480,046

Hedging derivative instruments		786,030	895,455

Available-for-sale financial assets		3,800,665	3,554,497

Loans and advances to credit institutions and to customers

Loans	D	14,237,963	14,093,830

Advances	D	3,128,144	2,428,053

Financial assets held to maturity		2,318,129	2,447,790

Tangible and intangible assets		49,163	48,693

Other assets		79,471	5,441
Total assets		25,304,759	25,602,765

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss		447,442	253,021

Hedging derivative instruments		490,550	620,783

Amounts owed to credit institutions and to customers	E	165,465	178,536

Debt securities in issue	E	20,396,516	20,063,689

Other Liabilities		608,733	1,378,930

Social Dividend Account		60,983	63,143

Provisions		226,919	232,762
Total liabilities		22,396,608	22,790,864

Equity

Capital	F

Subscribed		5,472,219	5,472,219

Uncalled		(4,859,802)	(4,859,802)

Called		612,417	612,417

General reserve		2,254,521	2,149,595

Net profit		58,583	104,926

Total capital, general reserve and net profit		2,925,521	2,866,938

Gains or losses recognised directly in equity		(17,370)	(55,037)

Total equity		2,908,151	2,811,901

Total liabilities and equity		25,304,759	25,602,765

CEB – Condensed Interim Financial Statements as at 30 June 2017	4

Income statement

For the first half of 2017 (unaudited) and the first half of 2016 (unaudited)

			In thousand euros
	Notes	2017	2016

Interest and similar income

Available-for-sale financial assets		86	1,675

Loans and advances to credit institutions and to customers		21,344	23,035

Financial assets held to maturity		36,112	43,325

Interest expenses and similar charges

Amounts owed to credit institutions and to customers		1,603	2,236

Debt securities in issue		23,582	11,936

Other interest expenses and similar charges		(2,306)	(2,247)

Interest margin	G	80,421	79,960

Net gains or losses from financial instruments at fair value through profit or loss		2,639	(9,392)

Net gains or losses from available-for-sale financial assets		24	25

Commissions (income)		434	532

Commissions (expenses)		(978)	(782)

Net banking income		82,540	70,343

General operating expenses		(22,415)	(22,191)
Depreciation and amortisation charges of fixed assets		(1,542)	(1,295)

Gross operating income		58,583	46,857

Cost of risk

Net profit		58,583	46,857

CEB – Condensed Interim Financial Statements as at 30 June 2017	5

Statement of comprehensive income

For the first half of 2017 (unaudited) and the first half of 2016 (unaudited)

		In thousand euros
	2017	2016
Net profit	58,583	46,857

Items that may be reclassified to income statement	24,758	2,066
Changes in value of available-for-sale financial assets	24,758	2,066

Items that will not be reclassified to income statement	12,909	8,526
Changes in actuarial differences related to the pension scheme	10,873	(2,681)
Changes in actuarial differences related to the other post-employment benefits	2,036	11,207
Total other elements of comprehensive income	37,667	10,592

Comprehensive income	96,250	57,449

Statement of changes in equity

For the first half of 2017 (unaudited) and the first half of 2016 (unaudited)

							In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 31 December 2015	612,417	2,156,595	2,769,012	28,508	(86,024)	(57,516)	2,711,496
Appropriation of profit for the 2015 financial year		(7,000)	(7,000)				(7,000)
Net profit		46,857	46,857				46,857
Changes in value of assets and liabilities recognised directly in equity				2,066	8,526	10,592	10,592
Equity as at 30 June 2016	612,417	2,196,452	2,808,869	30,574	(77,498)	(46,924)	2,761,945
Net profit		58,069	58,069				58,069
Changes in value of assets and liabilities recognised directly in equity				(9,623)	1,510	(8,113)	(8,113)
Equity as at 31 December 2016	612,417	2,254,521	2,866,938	20,951	(75,988)	(55,037)	2,811,901
Net profit		58,583	58,583				58,583

Changes in value of assets and liabilities recognised directly in equity				24,758	12,909	37,667	37,667
Equity as at 30 June 2017	612,417	2,313,104	2,925,521	45,709	(63,079)	(17,370)	2,908,151

CEB – Condensed Interim Financial Statements as at 30 June 2017	6

Statement of cash flows

For the first half of 2017 (unaudited) and the first half of 2016 (unaudited)

			In thousand euros
		2017	2016

Net profit		58,583	46,857
+/-	Depreciation charges of tangible and intangible assets	1,542	1,295
+/-	Net loss/net profit from investing operations	10,668	8,541
+/-	Change in interest receivable	4,850	(3,657)
+/-	Change in interest payable	(14,952)	3,314
+/-	Other non-monetary movements	3,109	15,744
	Total of non-monetary items included in the result	5,219	25,238

+	Reimbursements related to operations with credit institutions and customers	2,018,312	591,209
-	Disbursements related to operations with credit institutions and customers	(2,938,717)	(2,421,423)
+	Reimbursements related to other operations affecting financial assets or liabilities	4,891,529	2,577,163
-	Disbursements related to other operations affecting financial assets or liabilities	(5,479,983)	(2,348,835)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(70,696)	(5,116)
	Net cash flows from assets and liabilities resulting from operating activities	(1,579,556)	(1,607,000)
	Total net cash flows from operating activities (a)	(1,515,754)	(1,534,906)

+	Reimbursements related to financial assets held to maturity	122,099	9,067
-	Disbursements related to financial assets held to maturity
+/-	Cash flows related to tangible and intangible assets	(2,023)	(1,540)
	Total net cash flows from investing operations (b)	120,076	7,527

+/-	Cash flows from or to member states	(2,080)	5,337
+	Reimbursements related to debt securities in issue	4,654,818	4,421,155
-	Disbursements related to debt securities in issue	(3,490,599)	(2,544,170)
	Total net cash flows from financing operations (c)	1,162,139	1,882,322

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(1,895)	15

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(235,434)	354,958

Cash and cash equivalents at 1 January 2017		1,653,676	2,770,643
	Cash in hand, balances with central banks	648,960	476,467
	Advances repayable on demand and term deposits with credit institutions	1,004,717	2,294,177

Cash and cash equivalents at 30 June 2017		1,418,242	3,125,601
	Cash in hand, balances with central banks	408,327	438,458
	Advances repayable on demand and term deposits with credit institutions	1,009,915	2,687,143
	Changes in cash and cash equivalents	(235,434)	354,958

CEB – Condensed Interim Financial Statements as at 30 June 2017	7

NOTES TO THE FINANCIAL STATEMENTS

NOTE A – Summary of principal accounting methods applied by the Bank

Accounting reference

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The accounting principles and methods adopted for the preparation of the condensed interim financial statements are identical to those used by the CEB for the preparation of the financial statements for the year ended 31 December 2016.

The Bank’s separate condensed interim financial statements at 30 June 2017 were prepared in compliance with IAS 34 “Interim financial reporting” and are to be read together with the audited financial statements for the year ended 31 December 2016 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional as at 30 June 2017.

Accounting standards issued but not yet effective

IFRS 9 “Financial Instruments”

Adopted by the European Union on 22 November 2016 and applicable as from 1 January 2018

IFRS 9 represents a revision of IAS 39. IFRS 9 defines new principles for classification and measurement of financial instruments, impairment of credit risks of financial assets and revises hedging operations treatment, with the exception of macro-hedging operations for which a separate draft standard is currently being considered by the IASB.

Organization of the project to implement the standard

The CEB has established a project committee in charge of the different aspects of the standard.

The analysis covering the three parts of the standard is currently being finalised. Since 2016 the necessary developments and adaptations of the Bank’s information systems have been carried out and will be finalised during the second half-year of 2017.

At this stage of the project, the quantitative consequences of the application of this standard cannot yet be estimated.

IFRS 15 “Revenue from Contracts with Customers”

Adopted by the European Union on 22 September 2016 and applicable as from 1 January 2018

This standard defines the revenue recognition principles applicable to all contracts with customers, with the exception of leases, insurance contracts, financial instruments and guarantees.

The analysis of the standard and its effects continued during the first half-year of 2017. The Bank does not anticipate the application of this standard to have a significant impact on its financial statements.

CEB – Condensed Interim Financial Statements as at 30 June 2017	8

NOTE B – Ratios

While the CEB, as a multilateral development bank (MDB), is not subject to its member states’ regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision (BCBS) as a reference for its Risk Management Framework.

The Bank’s prudential framework ratios and indicators are categorized in six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange risk.

Prudential framework	30/06/2017	30/06/2016	31/12/2016	Limit
Capital
Capital Adequacy	25.9%	26.4%	26.7%	> 10.5%
Gearing	1.79	1.73	1.77	< 2.5
Leverage
Indebtedness	6.73	6.86	6.30	< 10
Treasury Assets	3.07	3.28	2.66	< 4
Liquidity
Short-term liquidity (1 year)	143.4%	141.7%	153.4%	> 100%
Self-sufficiency period	15	20	14	> 6 months
Market Credit Risk
Minimum Internal Rating	≥ 7.0	≥ 7.0	≥ 7.0	≥ 7.0
Interest Rate Risk
Economic Value Sensitivity	- €5.7 M	- €9.7 M	- €8.8 M	< 0.5% of own funds (market risk)
Foreign Exchange Risk
Spot Net Open position	< € 1.0 M	< € 1.0 M	< € 1.0 M	< € 1.0 M
Other
Cost to income ratio (adjusted) (1)	29.6%	29.1%	30.1%

(1)

 The adjusted cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income. It is calculated by eliminating unrealised gains/losses without economic substance, by netting of cost-recovery income from fiduciary activities against general operating expenses, and by eliminating other technical and/or one-off effects in the CEB’s accounts.

CEB – Condensed Interim Financial Statements as at 30 June 2017	9

Capital adequacy ratio (CAR), under the Standardised Approach, is a measure of the CEB’s prudential equity (EP)1 expressed as a percentage of its total risk-weighted assets (RWA)2. The capital adequacy ratio reached 25.9% at 30 June 2017, down from 26.7% at 31 December 2016, due to an increase in RWA in both the loan activity and finance outpacing the increase in CEB’s equity.

Gearing ratio compares loans outstanding (after swap and credit enhancement) to own funds3 and establishes a volume ceiling (as opposed to a credit risk ceiling) for the CEB’s loan activity. This ratio allows for comparability with other International Financial Institutions. The limit is set at 2.5 (two and a half times own funds), i.e. € 19.5 billion at 30 June 2017. The ratio stood at 1.79 at 30 June 2017, a slight increase compared to 1.77 at the end of December 2016 due to a minor increase in the loan portfolio offset by an equivalent rise in CEB’s own funds.

The prudential ratios for indebtedness, treasury assets and liquidity remained within their respective limits. The changes (increase or decrease) solely reflect developments in the Bank’s ordinary activity (treasury, lending and debt).

The Minimum Internal Rating defines the minimum rating at purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating for short-term investments is fixed at ≥ 7.0 (A-)4 and for long-term investments at ≥ 8.0 (A+).

As of the end of the first half of 2017, like at the end of 2016, there were no counterparties/transactions with minimum ratings below the respective threshold defined at purchase date.

The Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))5, due to an interest rate shock of +/-10 basis points. Its limit is fixed at < 0.5% of own funds (MR), i.e. +/-€ 15.9 million at 30 June 2017.

As of the end of the first half of 2017, Economic Value Sensitivity was minus € 5.7 million, compared to minus € 8.8 million at the end of 2016, and therefore well within the defined limit.

The Spot Net Open Position6 measures the total asset amount minus total liability amount in a particular foreign currency, including both on- and off-balance sheet positions. Its limit is fixed at < € 1 million per currency.

As of end of the first half of 2017, like at the end of 2016, the Spot Net Open Position in each currency was below € 1 million, well within the defined limit.

[1]	Prudential equity (Ep): paid-in capital, reserves and net profit
[2]	Risk-weighted assets are Bank assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank’s own risk models.
[3]	CEB’s own funds: subscribed capital, reserves and net profit
[4]	For maturities below three months, the minimum internal rating is 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term deposits.
[5]	Own funds (MR – market risk) : paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits
[6]	At the end of the month

CEB – Condensed Interim Financial Statements as at 30 June 2017	10

NOTE C – Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loans disbursements are equivalent to those implemented by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

In thousand euros

30 June 2017	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			408,327	408,327
Financial assets at fair value through profit or loss	496,867			496,867
Hedging derivative instruments	786,030			786,030
Available-for-sale financial assets		3,800,665		3,800,665
Loans and advances to credit institutions and to customers			17,366,107	17,366,107
Financial assets held to maturity			2,318,129	2,318,129

Total financial assets	1,282,897	3,800,665	20,092,563	25,176,125
Liabilites
Financial liabilities at fair value through profit or loss	447,442			447,442
Hedging derivative instruments	490,550			490,550
Amounts owed to credit institutions and to customers			165,465	165,465
Debt securities in issue			20,396,516	20,396,516
Social Dividend Account			60,983	60,983

Total financial liabilities	937,992		20,622,964	21,560,956

31 December 2016	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value
Assets
Cash in hand, balances with central banks			648,960	648,960
Financial assets at fair value through profit or loss	1,480,046			1,480,046
Hedging derivative instruments	895,455			895,455
Available-for-sale financial assets		3,554,497		3,554,497
Loans and advances to credit institutions and to customers			16,521,883	16,521,883
Financial assets held to maturity			2,447,790	2,447,790

Total financial assets	2,375,501	3,554,497	19,618,633	25,548,631
Liabilites
Financial liabilities at fair value through profit or loss	253,021			253,021
Hedging derivative instruments	620,783			620,783
Amounts owed to credit institutions and to customers			178,536	178,536
Debt securities in issue			20,063,689	20,063,689
Social Dividend Account			63,143	63,143

Total financial liabilities	873,804		20,305,368	21,179,172

CEB – Condensed Interim Financial Statements as at 30 June 2017	11

NOTE D – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros

Breakdown of loans by category of borrower	30/06/2017	31/12/2016
Loans to credit institutions
Loans	8,114,499	7,974,462
Interest receivable	15,422	15,242
Sub-total	8,129,921	7,989,704
Loans to customers
Loans	5,829,222	5,740,469
Interest receivable	23,524	22,207
Sub-total	5,852,746	5,762,676
Value adjustment of loans hedged by derivative instruments	255,296	341,450
Total loans	14,237,963	14,093,830
Other advances
Advances repayable on demand	8,301	6,474
Advances with agreed maturity dates or periods of notice	3,115,762	2,423,243
Sub-total	3,124,063	2,429,717
Interest receivable	4,081	(1,664)
Total other advances	3,128,144	2,428,053

CEB – Condensed Interim Financial Statements as at 30 June 2017	12

The breakdown of outstanding loans by borrowers’ country is included in the table below.

			In thousand euros

Breakdown by borrowers’ country location	30/06/2017%		31/12/2016%

Spain	1,927,002	13.82	1,907,831	13.91
Poland	1,755,788	12.59	1,743,824	12.71
France	1,476,974	10.59	1,475,798	10.76
Turkey	1,418,296	10.17	1,434,491	10.46
Hungary	884,458	6.34	868,866	6.34
Belgium	871,595	6.25	867,688	6.33
Romania	799,712	5.74	811,911	5.92
Slovak Republic	611,259	4.38	587,700	4.29
Germany (1)	555,496	3.98	530,077	3.86
Cyprus	554,276	3.98	548,152	4.00
Czech Republic	419,367	3.01	378,287	2.76
Croatia	321,325	2.30	337,516	2.46
Italy (2)	288,075	2.07	305,670	2.23
Finland	273,056	1.96	287,306	2.09
Portugal	228,322	1.64	233,746	1.70
Ireland	213,905	1.53	184,205	1.34
Bulgaria	205,166	1.47	107,142	0.78
Lithuania	164,983	1.18	165,698	1.21
Denmark	160,000	1.15	160,000	1.17
Iceland	143,677	1.03	155,141	1.13
Serbia	112,695	0.81	108,256	0.79
Albania	101,948	0.73	97,834	0.71
“ the former Yugoslav Republic of Macedonia”	87,001	0.62	81,899	0.60
Slovenia	70,733	0.51	87,604	0.64
Bosnia and Herzegovina	68,236	0.49	64,187	0.47
Sweden	56,200	0.40	56,200	0.41
Netherlands	50,000	0.36
Montenegro	30,224	0.22	19,677	0.14
Moldova (Republic of)	29,843	0.21	26,948	0.20
Latvia	28,347	0.20	35,300	0.26
Estonia	14,240	0.10	17,146	0.13
Georgia	11,423	0.08	11,181	0.08
Malta	10,100	0.07	17,650	0.13
Total	13,943,721	100.00	13,714,930	100.00

(1)	of which € 77 million outstanding in favour of target countries as at 30 June 2017 (31 December 2016 : € 97 million)
(2)	of which € 83 million outstanding in favour of target countries as at 30 June 2017 (31 December 2016 : € 152 million)

NOTE E – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	30/06/2017	31/12/2016

Amounts owed to credit institutions and to customers
Interest-bearing accounts	78,799	85,203
Borrowings and term deposits	86,666	93,333
Total	165,465	178,536

Debt securities in issue
Bonds	17,991,540	19,221,559
Euro Commercial Paper	1,671,927
Interest payable	246,256	246,446
Value adjustment of debt securities in issue hedged by derivative instruments	486 793	595,684
Total	20,396,516	20,063,689

CEB – Condensed Interim Financial Statements as at 30 June 2017	13

NOTE F – Capital

Capital breakdown by member state at 30 June 2017 and 31 December 2016 is presented below.

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Pourcentage du capital souscrit

France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total at 30 June 2017	5,472,219	4,859,802	612,417	100.000%
Total at 31 December 2016	5,472,219	4,859,802	612,417	100.000%

CEB – Condensed Interim Financial Statements as at 30 June 2017	14

NOTE G – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value of financial instruments, calculated excluding accrued interest, are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses of fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

The interest margin for the first half of 2017 (unaudited) and the first half of 2016 (unaudited) is presented in the table below:

In thousand euros

		2017			2016
	Income	Expenses	Net	Income	Expenses	Net

Available-for-sale financial assets
Securities transactions	17,188	(1 ,737)	15,451	18,333	(511)	17,822
Hedging derivatives	5,317	(20,682)	(15,365)	5,681	(21,828)	(16,147)
Sub-total	22,506	(22,419)	86	24,014	(22,339)	1,675

Loans and advances to credit institutions and to customers
Loans	73,087		73,087	77,825		77,825
Hedging derivatives	7,770	(61,025)	(53,256)	11,147	(62,762)	(51,615)
Advances	5,941	(4,429)	1,512	2,078	(5,253)	(3,175)
Sub-total	86,798	(65,455)	21,344	91,050	(68,015)	23,035

Financial assets held to maturity
Securities transactions	36,112		36,112	43,325		43,325
Sub-total	36,112		36,112	43,325		43,325

Amounts owed to credit institutions and to customers
Deposits					(13)	(13)
Interest -bearing accounts	1,630	(27)	1,603	2,376	(127)	2,249
Sub-total	1,630	(27)	1,603	2,376	(140)	2,236

Debt securities in issue
Bonds		(178,897)	(178,897)		(184,355)	(184,355)
Hedging derivatives	206,420	(3,941)	202,479	204,271	(7,980)	196,291
Sub-total	206,420	(182,838)	23,582	204,271	(192,335)	11,936
Other interest expenses and similar charges		(2,306)	(2,306)		(2,247)	(2,247)
Interest margin	353,66	(273,046)	80,421	365,036	(285,076)	79,960

CEB – Condensed Interim Financial Statements as at 30 June 2017	15